                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                ________________

                                 SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 12)*

                             Century Casinos, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)


                                   156492100
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                                 (CUSIP Number)


                                  July 8, 2005
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            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)

                                  Page 1 of 4
                    ________________________________________


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 156492100                      13G                   Page 2 of 4 Pages

1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  Lloyd I. Miller, III                  ###-##-####
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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)   [ ]

                                                                   (b)   [ ]
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3 SEC USE ONLY
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4 CITIZENSHIP OR PLACE OF ORGANIZATION
  United States
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                            5  SOLE VOTING POWER
  NUMBER OF                    ***
  SHARES                    ----------------------------------------------------
  BENEFICIALLY              6  SHARED VOTING POWER
  OWNED BY                     ***
  EACH                      ----------------------------------------------------
  REPORTING                 7  SOLE DISPOSITIVE POWER
  PERSON                       ***
  WITH                      ----------------------------------------------------
                            8  SHARED DISPOSITIVE POWER
                               ***
                            ----------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   ***
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    ***
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    IN-IA-OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


*** SEE ITEM 5 HEREIN

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                                                                     Page 3 of 4

Item 1(a).    Name of Issuer:                                                Century Casinos, Inc.

Item 1(b).    Address of Issuers's Principal Executive Offices:               1263 Lake Plaza Drive, Suite A
                                                                              Colorado Springs, Colorado 80906

Item 2(a).    Name of Person Filing:                                          Lloyd I. Miller, III

Item 2(b).    Address of Principal Business Office or, if None, Residence:    4550 Gordon Drive, Naples, Florida
                                                                              34102

Item 2(c)     Citizenship:                                                    U.S.A.

Item 2(d).    Title of Class of Securities:                                   Common Stock

Item 2(e).    CUSIP Number:                                                   156492100

Item 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK
              WHETHER THE PERSON FILING IS A:

              Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4.       OWNERSHIP:                                                      See Item 5 below.

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Not Applicable

Item 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not Applicable

Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable

Item 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable

Item 10.     CERTIFICATION:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                                     Page 4 of 4


                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  July 25, 2005                          /s/ Lloyd I. Miller, III
                                               --------------------------------
                                                   Lloyd I. Miller, III